EXHIBIT 99.1

Pardes Biosciences Appoints Laurie Smaldone Alsup, M.D. and
John C. Pottage, Jr., M.D. to Board of Directors

CARLSBAD, Calif. September 14, 2022 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (Nasdaq: PRDS), a clinical-stage biopharmaceutical company developing PBI-0451 as a potential stand-alone, novel oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections and COVID-19 disease, today announced the appointments of Laurie Smaldone Alsup, M.D. and John C. Pottage, Jr., M.D. to its Board of Directors.

“As we advance PBI-0451 into a Phase 2 study, I am delighted to welcome both Laurie and John to our Board and look forward to leveraging their deep experience and insights as we take the next steps in development,” said Tom Wiggans, Chief Executive Officer and Chair of the Board of Pardes Biosciences. “Laurie is an established thought leader in the implementation of global regulatory strategies and we believe her track record of launching successful commercial products in infectious disease will be critical in achieving our goal of bringing a potential stand-alone oral antiviral treatment to patients with SARS-CoV-2 infections. John joins us with significant expertise in leading clinical development efforts in the infectious disease space through approval and we are excited for his guidance on the execution of our Phase 2 study and subsequent next steps for our PBI-0451 oral antiviral program.”

Dr. Smaldone Alsup has over 30 years of biopharmaceutical industry experience, specializing in commercially successful product approvals and global regulatory strategy. She currently serves as the Chief Medical Officer and Chief Scientific Officer of NDA Group AB, a regulatory and drug product development consulting company. Prior to joining NDA Group AB, she served as the President and Chief Scientific Officer of PharmApprove LLC, a regulatory communications consultancy. Previously, Dr. Smaldone Alsup served as the President and Chief Executive Officer of Phytomedics, Inc., a clinical stage company with a focus on auto-immune, inflammatory, and metabolic diseases. She began her industry career at Bristol Myers Squibb, where she spent 20 years in roles of increasing responsibility in clinical development, regulatory strategy, and corporate risk management, including as Vice President, Corporate Strategy and Business Risk Management, Senior Vice President of Global Regulatory Science, and Vice President, Infectious Disease Clinical Research, which included the HIV/antiviral portfolio. Dr. Smaldone Alsup holds a B.A. in Biological Sciences from Fordham College and an M.D. from Yale School of Medicine and is a medical oncologist by training. She currently serves on the boards of directors of Blackberry, Ltd., Arvinas, Inc., Theravance Biopharma, Inc., and Kinnate Biopharma, Inc.

Dr. Pottage brings over 20 years of executive and clinical development experience, with expertise in infectious diseases. He most recently served as Chief Medical Advisor of Clear Creek Bio, Inc. a clinical-stage biotechnology company developing small molecule antiviral therapeutics. He previously served as Senior Vice President and Chief Scientific and Medical Officer of ViiV Healthcare, a joint venture of GSK, plc and Pfizer Inc. focused on treatments for HIV. Prior to ViiV, Dr. Pottage served as Senior Vice President, Head of Infectious Disease Medicine Development Center, and Vice President, Global Clinical Development of Antivirals, at GSK. Prior to joining GSK, he served as Chief Medical Officer and Senior Vice President of Drug Development of Achillion Pharmaceuticals, Inc. Dr. Pottage began his industry career as a Medical Director at Vertex Pharmaceuticals, Inc. Prior to joining industry, Dr Pottage was a member of the faculty and clinical staff at Rush Medical College in the Department of Internal Medicine and the Section of Infectious Disease. He is board certified in both Internal Medicine and Infectious Disease by the American Board of Internal Medicine. Dr. Pottage holds an A.B. in Biology from Colgate University and an M.D. from Saint Louis University School of Medicine and currently serves on the board of directors of Spero Therapeutics, Inc.

About Pardes Biosciences, Inc.
Pardes Biosciences is a clinical-stage biopharmaceutical company created to help solve pandemic-sized problems, starting with COVID-19. We are dedicated to discovering and developing potent and easy-to-prescribe oral antiviral drug candidates so that patients everywhere can get well sooner. For more information, please visit www.pardesbio.com.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Pardes Biosciences (Pardes), may identify forward-looking statements. All statements that reflect Pardes’ expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding Pardes’ dedication to discovering and developing potent and easy-to-prescribe oral antiviral drug candidates, Pardes’ goal to bring a potential stand-alone oral antiviral treatment to patients with SARS-CoV-2 infections, and subsequent next steps for Pardes’ PBI-0451 oral antiviral program. Forward-looking statements are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Pardes’ actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Pardes’ ability to advance, obtain regulatory approval of and ultimately commercialize its product candidates; (ii) Pardes’ ability to maintain financial resources necessary to continue its clinical trials, fund development goals and fund business operations; (iii) the impact of the COVID-19 pandemic on Pardes’ business, clinical trials, financial condition, liquidity and results of operations; and (iv) other risks and uncertainties described under the heading “Risk Factors” in Pardes’ most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Pardes on its website or otherwise. Pardes disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor Contacts:

Patrick O'Brien
pobrien@pardesbio.com

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com